Exhibit 23.1

Consent of Independent Registered Public Accounting Firm (EY to provide changes)

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-203955) of aTyr Pharma Inc. and in the related Prospectus of our report dated May 6, 2015, with respect to the financial statements of aTyr Pharma Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

San Diego, California

March 30, 2016